Exhibit 99.1

4700 Superior Street	12333 West Olympic Blvd.
Lincoln, NE 68504	Los Angeles, CA 90064

NEWSRELEASE

Isco Shareholders Approve Acquisition By Teledyne

LOS ANGELES, Calif. and LINCOLN, Neb., June 15, 2004 — Teledyne Technologies Incorporated (NYSE:TDY) and Isco, Inc. (Nasdaq:ISKO) jointly announced today that at a special meeting of shareholders held earlier that day, shareholders of Isco, Inc. voted to approve the sale of Isco to Teledyne.  Isco shareholders approved and adopted the Agreement and Plan of Merger (the “Merger Agreement”), dated April 7, 2004, by and among Isco, Teledyne and Meadow Merger Sub Inc. and the transactions contemplated by the Merger Agreement.  The final vote tally, prepared by the independent inspector of election, showed that 82.5% of the outstanding shares of Isco common stock voted for the approval and adoption of the Merger Agreement.  Teledyne and Isco anticipate that the merger will close and be effective at 5:00 p.m. CDT on June 18, 2004.

Isco shareholders will receive $16 in cash for each outstanding share of Isco stock.  The acquisition has been approved by the boards of directors of both companies and cleared early the requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Teledyne Technologies is a leading provider of sophisticated electronic components, instruments and communication products, systems engineering solutions, aerospace engines and components and on-site gas and power generation systems. Teledyne Technologies has operations in the United States, the United Kingdom, Mexico and Canada. For more information, visit Teledyne Technologies’ website at www.teledyne.com.

Isco is a leading producer of water quality monitoring products such as wastewater samplers and open channel flow meters. The company’s liquid chromatography customers include pharmaceutical laboratories involved in drug discovery and development.  Isco also manufactures chemical separation instruments for industrial and research use.  On-line process control instruments for the wastewater market are produced by STIP-Isco for worldwide distribution.  For more information, visit Isco’s website at www.isco.com.

Forward-Looking Statements Cautionary Notice

This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, with respect to management’s beliefs about the financial condition, results of operations and businesses of Isco and Teledyne in the future.  These statements involve risks and uncertainties.  Actual results could differ materially from these forward-looking statements.  Many factors, including Teledyne’s ability to integrate the acquisition and achieve anticipated synergies, the ability of Isco’s management to develop and commercialize its existing and contemplated products in its instruments, process monitoring, and SWIFT chromatography product groups, and unexpected merger-related costs and expenses, could change anticipated results.  Certain of these, as well as other factors which could affect Isco’s business, are discussed in Isco’s Annual Report on Form 10-K for the fiscal year ended

July 25, 2003 on file with the Securities and Exchange Commission.  Neither Teledyne nor Isco undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Teledyne Technologies Incorporated		Isco, Inc.

Investor Contact:	Jason VanWees (310) 893-1642	President and Chief Operating Officer:	Douglas M. Grant (402) 464-0231

Press Contact:	Robyn Choi (310) 893-1640